FOR IMMEDIATE RELEASE

FORWARD INDUSTRIES CHIEF EXECUTIVE TO RETIRE

Company Appoints CFO as Successor

Pompano Beach, FL – August 14, 2007 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced that Jerome E. Ball, Chairman and Chief Executive Officer, will retire as Chief Executive Officer of the Company on December 31, 2007.  The Company named its current Chief Financial Officer Douglas W. Sabra to succeed Mr. Ball at that time.  Mr. Ball will stay on as the Company’s non-executive chairman of the Board of Directors, contingent upon his re-election to the Board at the next annual shareholders meeting.  In addition, Mr. Ball has accepted a two-year consulting assignment with the Company commencing January 2008.

Mr. Ball, who has brought stability and professionalism to the Company since he became the Company’s CEO nearly nine years ago, said that he “accomplished what he set out to do,  which was to significantly improve the Company’s financial position by spearheading Forward’s transformation from a manufacturing company into a selling and marketing company”.  Mr. Ball went on to state, “The Company has regained its financial footing, and it is now time to let Doug take it to the next level”.

In commenting on the Board of Directors’ choice of Mr. Sabra as his successor, Mr. Ball said, “I am very supportive of the Board’s selection.  The Board has worked closely with Doug over the past seven years and we are confident in his judgment and abilities to lead and grow the Company.”

Mr. Sabra stated, “I am pleased and honored that the Board has placed its confidence in me, and I look forward to assuming the CEO position.  Jerry and the rest of our team have worked hard to ensure that the Company is on solid financial footing.  I look forward to working with Jerry to facilitate a smooth transition and build upon his accomplishments.  I recognize the challenges ahead for Forward, and am committed to working with the Board to pursue strategic alternatives to expand our customer base and product offerings in order to grow sales and improve profitability.”

Mr. Sabra has served as the Company’s CFO since August 2000.  Prior to joining Forward he was a Controller at Tycom Global Networks where he worked for for two years.

The Company also announced that its Corporate Controller, James O. McKenna, would succeed Mr. Sabra as CFO, effective January 1, 2008.  Mr. McKenna, formerly of Ernst and Young, is a CPA and has been employed with the Company since December 2003.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the “Motorola” brand name.  Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to those discussed in Item 6 in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in “Risk Factors” in our Annual Report on Form  10-KSB and as updated in our Quarterly Reports on Form 10-Q.  Such factors include, among others, the degree of our success in winning new business from our customers and against competing vendors; the high degree of our customer concentration and, therefore, the dependence of our revenues and results of operations on order flow from these OEM customers; the resulting susceptibility of our revenues and results of operation to significant change over short periods of time; changes affecting, or the loss of, one or more of our principal OEM customers; and the effective management of inventory including in connection with our OEM customers’ hub arrangements to which we are subject.

CONTACT:	-or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
LMortman@equityny.com
www.theequitygroup.com

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